Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 19, 2010	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended July 31, 2010 was $20.7 million, or $0.45 per share ($0.44 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended July 31, 2010 decreased 2.2 percent to $188.6 million from net sales of $192.9 million for the prior year 13-week fiscal quarter ended August 1, 2009.  Comparable store net sales for the 13-week period ended July 31, 2010 decreased 7.3 percent from comparable store net sales for the prior year 13-week period ended August 1, 2009.  Online sales (which are not included in comparable store sales) increased 15.7 percent to $11.7 million for the 13-week period ended July 31, 2010, compared to net sales of $10.1 million for the 13-week period ended August 1, 2009.

Net sales for the 26-week fiscal period ended July 31, 2010 increased 2.8 percent to $403.4 million from net sales of $392.6 million for the prior year 26-week fiscal period ended August 1, 2009.  Comparable store net sales year-to-date for the 26-week period ended July 31, 2010 decreased 2.0 percent from comparable store net sales for the 26-week period ended August 1, 2009.  Online sales (which are not included in comparable store sales) increased 20.1 percent to $26.2 million for the 26-week period ended July 31, 2010, compared to net sales of $21.8 million for the 26-week period ended August 1, 2009.

Net income for the second quarter of fiscal 2010 was $20.7 million, or $0.45 per share ($0.44 per share on a diluted basis), compared with $25.0 million, or $0.55 per share ($0.54 per share on a diluted basis) for the second quarter of fiscal 2009.

Net income for the 26-week fiscal period ended July 31, 2010 was $50.9 million, or $1.10 per share ($1.08 per share on a diluted basis), compared with $51.9 million, or $1.14 per share ($1.11 per share on a diluted basis) for the 26-week fiscal period ended August 1, 2009.

Management will hold a conference call at 11:30 a.m. EDT today to discuss results for the quarter.  To participate in the call, please call (800) 230-1059 and reference the conference code 167165.  A replay of the call will be available for a two–week period beginning August 19, 2010 at 1:30 p.m. EDT by calling (800) 475–6701 and entering the conference code 167165.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 419 retail stores in 41 states.   As of the end of the fiscal quarter, it operated 419 stores in 41 states compared with 401 stores in 41 states at the end of the second quarter of fiscal 2009.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995;  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 31,	August 1,	July 31,	August 1,
	2010	2009	2010	2009

SALES, Net of returns and allowances	$188,639	$192,906	$403,436	$392,603

COST OF SALES (Including buying,
distribution, and occupancy costs)	113,251	110,628	234,597	223,622

Gross profit	75,388	82,278	168,839	168,981

OPERATING EXPENSES:
Selling	36,644	37,507	76,487	75,104
General and administrative	6,218	6,647	13,639	14,025
	42,862	44,154	90,126	89,129

INCOME FROM OPERATIONS	32,526	38,124	78,713	79,852

OTHER INCOME, Net	566	1,549	2,399	2,459

INCOME BEFORE INCOME TAXES	33,092	39,673	81,112	82,311

PROVISION FOR INCOME TAXES	12,345	14,679	30,255	30,455

NET INCOME	$20,747	$24,994	$50,857	$51,856

EARNINGS PER SHARE:
Basic	$0.45	$0.55	$1.10	$1.14

Diluted	$0.44	$0.54	$1.08	$1.11

Basic weighted average shares	46,165	45,640	46,109	45,585
Diluted weighted average shares	47,059	46,623	47,026	46,572

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	July 31,	January 30,	August 1,
ASSETS	2010	2010 (1)	2009

CURRENT ASSETS:
Cash and cash equivalents	$93,082	$135,340	$145,736
Short-term investments	30,380	22,687	17,288
Receivables	9,077	6,911	6,719
Inventory	108,680	88,187	106,523
Prepaid expenses and other assets	20,287	11,684	18,865
Total current assets	261,506	264,809	295,131

PROPERTY AND EQUIPMENT:	334,004	305,974	286,136
Less accumulated depreciation and amortization	(165,956)	(159,392)	(154,023)
	168,048	146,582	132,113

LONG-TERM INVESTMENTS	73,798	72,770	65,448
OTHER ASSETS	5,825	4,742	4,650

	$509,177	$488,903	$497,342

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$38,614	$24,364	$42,546
Accrued employee compensation	16,276	41,463	19,748
Accrued store operating expenses	8,338	8,866	8,397
Gift certificates redeemable	9,310	13,507	6,986
Income taxes payable	493	3,830	2,042
Total current liabilities	73,031	92,030	79,719

DEFERRED COMPENSATION	7,110	5,957	5,761
DEFERRED RENT LIABILITY	37,605	36,657	35,886
Total liabilities	117,746	134,644	121,366

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 46,790,821 shares at July 31, 2010, 46,381,263
shares at January 30, 2010, and 46,277,205 shares at August 1, 2009	468	464	463
Additional paid-in capital	83,716	78,837	74,359
Retained earnings	307,914	275,751	302,169
Accumulated other comprehensive loss	(667)	(793)	(1,015)
Total stockholders’ equity	391,431	354,259	375,976

	$509,177	$488,903	$497,342

(1) Derived from audited financial statements.